Exhibit 1

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of June 27, 2026, is entered into by and among QIA Retail Holding LLC, a Qatar limited liability company (the “Rollover Investor”), Gaia Purchaser Parent, LLC, a Delaware limited liability company (“Topco”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Gaia Purchaser, Inc., a Delaware corporation and whollyowned subsidiary of Topco (“Parent”), Gaia Merger Sub Inc., a Delaware corporation and a whollyowned subsidiary of Parent (“Merger Sub”), and Global Business Travel Group, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May 2, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the merger and as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, the Rollover Investor currently holds the number of shares of the Company Common Stock set forth on Schedule 1 under the caption “Company Common Stock”;

WHEREAS, subject to the terms and conditions of this Agreement and the Merger Agreement, the Rollover Investor desires, effective as of immediately prior to the Effective Time, to contribute, transfer and assign to Topco in accordance with Section 1.1 hereof (the “Contribution”), all of its right, title and interest in a number of shares of the Company Common Stock (such shares, the “Rollover Shares”) equal to the amount set forth on Schedule 1 under the caption “Rollover Shares”, in exchange for the issuance by Topco to the Rollover Investor of a number of newly issued limited liability company interests of Topco having an aggregate value equal to the value of the Rollover Shares as specified on Schedule 1 (“Topco Units”);

WHEREAS, Topco and the Rollover Investor agree that the transactions contemplated by this Agreement are intended to, and shall, result in the Rollover Investor investing in the Topco Units through the Contribution at the same price per unit at which affiliates of the Guarantor or any other Person shall acquire Topco Units at the Contribution Closing (as hereinafter defined); and

WHEREAS, concurrently with Contribution Closing, Topco, the Rollover Investor, the Guarantor (or Affiliates of the Guarantor) and any other parties thereto will enter into a limited liability company agreement of Topco (the “Topco LLCA”) including the terms set forth on Exhibit A hereto.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.            Contribution of the Rollover Shares.

1.1
Contribution of the Rollover Shares in Exchange for the Exchange Units. On the terms and conditions set forth herein, (a) the Rollover Investor agrees, immediately prior to the Effective Time (the “Contribution Closing”), to contribute, transfer and assign to Topco the Rollover Shares, free and clear of any and all Liens (as defined in Section 2.3 below), other than transfer restrictions imposed under applicable securities Laws or contemplated by the Company’s organizational documents (which, in any event, will not prevent the Contribution), in exchange for Topco Units (the “Exchange Units”), and (b) Topco agrees, at the Contribution Closing, to issue to Rollover Investor the Topco Units, free and clear of any and all Liens other than those transfer restrictions imposed by applicable securities Law or contemplated by this Agreement, Topco’s organizational documents and the Topco LLCA (the transactions described in the foregoing clauses (a) and (b), the “Rollover”).

1.2
Governance Agreements. The parties hereto agree to negotiate in good faith the definitive TopCo LLCA and such other governing, organizational or other applicable agreements or documents of TopCo (collectively, the “Governance Agreements”) that reflect and are consistent with the terms set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”), provided that in the event the Governing Agreements are not executed at or prior to the Contribution Closing: (a) the parties hereto shall enter into, execute and deliver the Governance Agreements as promptly as reasonably practicable thereafter, and (b) until such time as the Governance Agreements are entered into, executed and delivered by the parties hereto and any other parties thereto, the rights and obligations set forth in the Term Sheet shall be binding and enforceable upon the parties hereto.

1.3
Topco Deliveries. At the Contribution Closing, Topco shall deliver to the Rollover Investor (a) customary documentation evidencing the issuance of the Topco Units to the Rollover Investor, and (b) a duly executed counterpart to the Governance Agreements.

1.4
Rollover Investor Deliveries. At the Contribution Closing, the Rollover Investor shall deliver to Topco (a) a stock power with respect to the Rollover Shares, duly executed, in a form attached hereto as Exhibit B, (b) a duly executed counterpart to the Governance Agreements, and (c) a duly completed and executed IRS Form W9 or appropriate IRS Form W8 (together with any appropriate attachments) and such other documentation as may be necessary or reasonably advisable for Topco or any of its Affiliates to reduce or eliminate withholding or other taxes or comply with any tax or information reporting regime and that are requested by Topco prior to the Contribution Closing.

1.5
Transfer. Notwithstanding anything herein to the contrary, the Rollover Investor may, upon written notice to Topco delivered at least 10 Business Days prior to the anticipated Closing Date, distribute all or a portion of the Rollover Shares to its equityholders prior to Closing solely to the extent such (x) equityholder is under common control with the Rollover Investor (y) equityholder has executed prior to such distribution a joinder to this agreement in a form reasonably acceptable to Topco agreeing to be bound by all of the terms hereof applicable to the Rollover Investor) and (z) distribution would not (A) prevent, delay or impede the obtaining of any clearances, approvals, waivers, actions, non-actions, authorizations, consents, Orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period in each case required in connection with the consummation of the Merger or that are otherwise material and reasonably necessary to consummate the Transactions or the Rollover (collectively, “Transaction Approvals”) beyond the time that the Merger was expected to occur or (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions or the Rollover, (C) cause Topco, Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any Laws with respect to the Transactions or the Rollover or (D) otherwise impose additional liability on Topco or any of its Affiliates.

1.6
Contribution to Parent. At the Closing, immediately following the receipt of the Rollover Shares, Topco shall indirectly contribute to Parent (through a series of contributions by Topco and its wholly owned Subsidiaries in the ownership chain between Topco and Parent) the Rollover Shares (each contribution, a “Subsequent Contribution”). Each Subsequent Contribution is intended to qualify as a transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2.            Representations and Warranties of Topco. Topco hereby represents and warrants to the Rollover Investor as follows:

2.1
Organization. Topco is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to own its properties and to carry on its business as currently conducted.

2.2
Authority; Enforceability. Topco has all requisite power and authority to execute, perform and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and such other agreements or instruments, and the consummation of the transactions contemplated herein and therein, have been (or, with respect to such other agreements or instruments will be) duly and validly authorized by Topco, and no other proceedings on the part of Topco are required to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments. This Agreement constitutes (and, when executed and delivered by Topco, each of such other agreements or instruments will constitute), assuming the due authorization, execution and delivery hereof by the other parties hereto, the legal, valid and binding obligation of Topco, enforceable against Topco in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at Law.

2.3
Interests Duly Authorized. All of the Exchange Units to be issued to the Rollover Investor under this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued in compliance with applicable Law or exemptions therefrom, fully paid and nonassessable without being subject to preemptive or similar rights, and shall be free of rights of first refusal or similar rights (except transfer restrictions imposed by applicable securities Law or such rights granted to the Rollover Investor and the other equity owners of Topco pursuant to, or limitations set forth in or contemplated by, Topco’s organizational documents and the Topco LLCA). Following compliance with the obligations under Section 1.1, the Rollover Investor will acquire good, valid, and marketable title to the Exchange Units, free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, and encumbrances whatsoever (“Liens”), other than those transfer restrictions imposed by applicable securities Law or contemplated by this Agreement, Topco’s organizational documents and the Topco LLCA.

2.4
No Conflicts; No Consents. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Topco do not, and will not, with or without the giving of notice or passage of time or both, other than as provided in the Merger Agreement with respect to the Merger and the other Transactions, violate, conflict with or result in the material breach of any term or provision of, or require any material notice, filing or consent under (i) Topco’s organizational documents, (ii) Law applicable to Topco or any of Topco’s assets or properties, (iii) any judgment, decree, writ, injunction, Order or award of any Governmental Authority binding upon Topco or any of Topco’s assets or properties, or (iv) any agreement to which Topco is a party or by which any of its assets or properties is bound. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person, on the part of Topco is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than (A) as provided in the Merger Agreement with respect to the Merger and the other Transactions or (B) any filings as may be required under Regulation D promulgated under the Securities Act or applicable state “Blue Sky” Laws.

2.5
Pari Passu. The Exchange Units issued to the Rollover Investor are in the same class and being issued at the same price per unit as those Topco Units being issued and/or acquired by the Affiliates of the Guarantor or any other Person in connection with the Merger and the transactions contemplated by the Merger Agreement. No other Person has obtained, or at the Contribution Closing will obtain or will have obtained, any Topco Units of the same class at a lower price per unit than the Exchange Units.

2.6
Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Topco, threatened against or affecting Topco that would reasonably be expected to prevent, materially delay or materially impair the ability of Topco to perform its obligations under this Agreement.

2.7
No Other Activities. As of the Contribution Closing, Topco will be a holding company formed solely for the purpose of holding an indirect interest in the Company and will not have engaged in any trade, business or similar activity. Except for those obligations or liabilities incurred in connection with its incorporation, organization and capitalization and the transactions contemplated by the Merger Agreement, this Agreement and each other Exhibit, Schedule or agreement contemplated hereby or thereby, Topco has not incurred, and will not have incurred as of the Contribution Closing, directly or indirectly, any liabilities or engaged in any business activities of any type or kind.

2.8
Anti-Corruption Compliance.

(a)         Topco has not obtained or induced directly or indirectly through any Person and will not attempt to so obtain or induce the procurement of this Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Agreement, or a favorable relationship with the Rollover Investor or any of its Affiliates, through any corrupt or illegal business practice.

(b)         Topco has not given or agreed to give and shall not give or agree to give to any Person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratuity, bribe or kickback, whether described as a consultation fee or otherwise (“Fees”), with the object of obtaining or inducing the procurement of this Agreement or any contract, right, interest, privilege or other obligation or benefit related to this Agreement. For the avoidance of doubt, the following shall not be deemed to be Fees within the meaning of this paragraph: (i) any payments that are legitimate in the normal course of business between each party hereto pursuant to this Agreement, and (ii) items, including promotional items and refreshments, provided in the ordinary course of business and of reasonable cost or value.

2.9
No Other Representation. Topco has received no other representations or warranties from the Rollover Investor or any other Person acting on behalf of the Rollover Investor, other than those contained in Section 3 of this Agreement.

Section 3.            Representations and Warranties of the Rollover Investor. The Rollover Investor hereby represents and warrants to Topco as follows:

3.1
Ownership and Title of Rollover Shares. The Rollover Investor is the sole record or beneficial owner of the Rollover Shares, having good and marketable title thereto, free and clear of any Liens, other than those transfer restrictions imposed by applicable securities Law or contemplated by the Company’s organizational documents (which, in any event, will not affect, delay or prevent the Contribution), and no Person has a right to acquire any of such securities. Except as contemplated under this Agreement and the Merger Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, Contracts, commitments, understandings or agreements to purchase or otherwise acquire, or relating to the issuance of, any of the Rollover Investor’s Rollover Shares.

3.2         Authority; Enforceability. (i) the Rollover Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, organized or constituted; (ii) the Rollover Investor has the legal capacity (if a natural person) and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby; (iii) the execution, delivery and performance by the Rollover Investor of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of the Rollover Investor; and (iv) this Agreement constitutes (and, when executed and delivered by the Rollover Investor, each of such other agreements or instruments will constitute), assuming the due authorization, execution and delivery hereof by Topco, the legal, valid and binding obligation of the Rollover Investor, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at Law. There are no consents of any other Person that have not already been obtained and are required in connection with the execution and delivery of this Agreement or the Topco LLCA, and the consummation of the transactions contemplated hereby and thereby.

3.3
Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Rollover Investor, threatened against the Rollover Investor that would reasonably be expected to prevent, materially or materially impair the ability of the Rollover Investor to perform its obligations under this Agreement.

3.4
Investment Intent. The Rollover Investor is acquiring the Exchange Units for the Rollover Investor’s own account as principal, for investment purposes only, not for any other Person and not for the express purposes of resale or distribution. The Rollover Investor is not subscribing for the Exchange Units from Topco in a fiduciary capacity.

3.5
Financial Status. The Rollover Investor (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or (ii) an entity in which all equity owners are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Rollover Investor is able to bear the economic risk of an investment in the Exchange Units for an indefinite period of time, has adequate means of providing for its current financial needs and business contingencies, has no need for liquidity in the investment in the Exchange Units, understands that the Rollover Investor may not be able to liquidate the Exchange Units in an emergency, if at all, and can afford a complete loss of the investment. The Rollover Investor has received no advice from Topco or any of its Affiliates as to the legal, investment or tax consequences of the Contribution contemplated by this Agreement or the Rollover Investor’s investment in the Exchange Units.

3.6
Access to Information. The Rollover Investor has been given the opportunity to ask questions of and receive answers from Topco and its representatives concerning (i) the terms and conditions of the issuance of the Exchange Units and the other transactions contemplated in connection with the Contribution and (ii) the financial condition, operation and prospects of Topco and its subsidiaries after giving effect to the Merger.

3.7
No Other Representation. The Rollover Investor has received no other representations or warranties from Topco or any other Person acting on behalf of the Company or Topco, other than those contained in Section 2 of this Agreement.

3.8
No Conflicts; No Consents. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by the Rollover Investor do not, and will not, (a) violate, conflict with or result in the breach of (i) any Law applicable to the Rollover Investor; or (ii) any judgment, decree, writ, injunction, Order or award of any Governmental Authority binding upon the Rollover Investor; (b) violate, conflict with or result in the material breach of any term or provision of, require any material notice or consent under, give rise to a right of termination of, constitute a material default (or event which with or without the giving of notice or passage of time or both, would become a material breach) under, result in the acceleration of, or give rise to a right to accelerate any obligation under, any material Contract to which the Rollover Investor is party; or (c) require the consent of any Governmental Authority to be obtained or made by the Rollover Investor, except, in the case of clauses (a), (b) and (c), for such violations, conflicts or breaches that would not reasonably be expected to prevent or materially delay the consummation by the Rollover Investor of the transactions contemplated hereby.

Section 4.             Agreements and Acknowledgements of the Rollover Investor. The Rollover Investor hereby agrees and acknowledges to Topco as follows:

4.1
No Registration. The Rollover Investor understands and agrees that the Exchange Units are being acquired by the Rollover Investor in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. The Rollover Investor understands that the Exchange Units have not been, and will not be, approved or disapproved by the SEC or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Rollover Investor by Topco. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Exchange Units or an investment in Topco.

4.2
Limitations on Disposition and Resale. The Rollover Investor understands and acknowledges that the Exchange Units have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Exchange Units are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or foreign jurisdiction. Except as required by the Topco LLCA, the Rollover Investor agrees not to sell, transfer or otherwise dispose of the Exchange Units unless the Exchange Units have been so registered or an exemption from the requirement of registration is available under the Securities Act or any applicable state securities Laws. The Rollover Investor further acknowledges and agrees that its ability to dispose of the Exchange Units will be subject to restrictions contained in the Topco LLCA. The Rollover Investor recognizes that there will not be any public trading market for Topco Units and, as a result, the Rollover Investor may be unable to sell or dispose of its interest in Topco. The Rollover Investor further acknowledges and agrees that Topco shall have no obligation to register any Topco Units or shares of Topco into which Topco Units may be convertible.

4.3
Other Agreements and Acknowledgements. The Rollover Investor agrees that it shall, upon request, execute and deliver any additional documents or instruments or take, or cause to be taken, such other actions as may be reasonably deemed by Topco to be necessary or advisable to carry out the intent or purposes of this Agreement.

Section 5.
Conditions to Rollover.

5.1
The obligation of the Rollover Investor to consummate the Rollover is subject to the satisfaction (or waiver by the Rollover Investor in writing) of the following conditions:

(a)
The contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement;

(b)
The representations and warranties made by Parent in Section 2 of this Agreement shall be true and correct as of the Contribution Closing as if made at and as of the Contribution Closing, except for such failures to be true and correct as would not reasonably be expected to prevent or materially impair or materially delay the consummation of the Rollover; and

(c)
No Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Rollover.

5.2
The obligation of Topco to consummate the Rollover is subject to the satisfaction (or waiver by Topco in writing) of the following conditions:

(a)
The contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement;

(b)
The representations and warranties made by the Rollover Investor in Section 3 of this Agreement shall be true and correct as of the Contribution Closing as if made at and as of the Contribution Closing, except for such failures to be true and correct as would not reasonably be expected to prevent or materially impair or materially delay the consummation of the Rollover; and

(c)
No Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Rollover.

Section 6.          Efforts. The Rollover Investor shall cooperate with Topco and its Affiliates and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including to (i) comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement, the Transactions, this Agreement and the Rollover, including, subject to Section 7 below, furnishing all information required by applicable Law in connection with any approvals or filings with any Governmental Authority, (ii) obtain any approvals of, or any exemption by, or negative clearance from, or the expiration or early termination of any waiting period imposed by, any Governmental Authority or other public or private third party strictly required to be obtained or made by the Company, Topco, Merger Sub or their respective Affiliates, the Company or its Subsidiaries in connection with the Transactions or the Rollover or the taking of any action contemplated by the Merger Agreement or this Agreement and (iii) effect all registrations and filings strictly necessary for the operation of the business of the Company and its Subsidiaries; provided that none of the Rollover Investor or any of its Affiliates shall have any obligation to give any guarantee or pay any consent fee or other consideration of any nature in connection with the delivery of any approval relating to the transactions contemplated by this Agreement or the Merger Agreement. Notwithstanding any provision in this Agreement or any other agreements with respect to the Transactions to the contrary, including this Section 6, nothing shall require the Rollover Investor or any of its Affiliates or direct or indirect equity holders (including any guarantors) or their respective Affiliates or any investment funds advised or managed by one or more Affiliates of the Rollover Investor (or any related guarantor) or any direct or indirect portfolio companies thereof (excluding, for the avoidance of doubt, the Company and its subsidiaries) to (i) agree or commit to any imposition of any material condition or restriction with respect to any such Person or their respective businesses, product lines or assets or (ii) propose, negotiate, agree, accept, commit to or effect, by consent, decree, hold-separate or administrative order or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of any such Person or its Affiliates or any interest therein, in case of each of (i) and (ii), which are necessary to secure any requisite approvals and authorizations or expiration of waiting periods for effecting the Transactions or the Rollover (or in connection with any other transactions that the Company may propose to undertake or complete at any time and from time to time as contemplated by or permitted under the Merger Agreement and other related transaction documents) under any applicable Laws or to obtain the approval, authorization or exemption of any Governmental Authority (each of the foregoing (i) and (ii) being a “Burdensome Condition”). The Rollover Investor’s obligation to consummate the Rollover is subject to the condition, unless waived in writing by the Rollover Investor in its sole discretion, that neither the Rollover Investor nor any of its Affiliates shall have been required to agree or commit to the imposition of any Burdensome Condition.

Section 7.
Provision of Information. Notwithstanding anything to the contrary in this Agreement or any other agreement with respect to the Transactions requiring the Rollover Investor to provide any information or documentation to TopCo or any third party, TopCo agrees that the Rollover Investor shall be permitted to withhold, edit, redact and/or otherwise limit disclosure of any information, documents or materials on the grounds of national security and/or financial or economic sensitivity and the Rollover Investor shall have no liability whatsoever to TopCo and shall be free and held harmless from any claims whatsoever for exercising its rights pursuant to this Section 7, other than as required by TopCo to fulfil its obligations under anti-money laundering, “know your customer” or tax Laws. Without prejudice to the foregoing provisions of this Section 7, to the extent the Rollover Investor receives any notice, letter, request for information, inquiry, action, decision, order, or other form of outreach concerning the present or future investment by the Rollover Investor into TopCo or the Company (“Regulatory Outreach”) from any Governmental Authority, the Rollover Investor shall, if and to the extent permitted by applicable Law and regulation, promptly notify TopCo of such Regulatory Outreach, confer with TopCo regarding such Regulatory Outreach, and reasonably cooperate and coordinate with TopCo in developing any planned response with respect to such Regulatory Outreach before responding to the relevant Government Authority. To the extent TopCo receives any Regulatory Outreach and requests Rollover Investor assistance, the Rollover Investor shall reasonably cooperate with TopCo in TopCo’s development of a response to such Regulatory Outreach. For the avoidance of doubt, nothing in this Section 7 shall require TopCo to violate any applicable Law, rule or regulation.

Section 8.         Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), the parties hereto intend to treat the contribution of the Rollover Shares and issuance of the Exchange Units in exchange for the contribution of the Rollover Shares, pursuant to Section 1.1, as a tax‑free exchange pursuant to Section 351 of the Code. The Rollover Investor acknowledges that it has been advised to consult with its own tax, legal and other advisors regarding the tax consequences of acquiring the Exchange Units, legal matters concerning Topco or any other action to be taken in connection with the acquisition of the Exchange Units specifically contemplated hereby.

Section 9.           Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.

Section 10.      Consent to Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in the Court of Chancery of the State of Delaware or such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 10 in any such Legal Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 12. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by applicable Law.

Section 11.
WAIVER OF JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 11.

Section 12.           Notices. All notices and other communications provided for herein shall be in writing and shall be delivered either by hand, by reputable overnight courier service or by email (in portable document format (“pdf”)) as follows:

(a)
If to Topco, then to:

Gaia Purchaser Parent, LLC
c/o Long Lake Management Holdings, Inc.
32 Avenue of the Americas
New York, NY 10013
Attention: Alexander Taubman
Email: Alex@llmh.com

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Seth Gottlieb; Ian Nussbaum; Sean Parish; Julian Azran
Email: Seth.Gottlieb@lw.com; Ian.Nussbaum@lw.com; Sean.Parish@lw.com; Julian.Azran@lw.com

(b)
If to the Rollover Investor, then to the address as set forth on the Rollover Investor’s signature page hereto, with a copy, which shall not constitute notice, to:

Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: George Casey; Elena Rubinov
Email: george.casey@linklaters.com; elena.rubinov@linklaters.com

The Rollover Investor may change its address or email address for notices and other communications hereunder by notice to Topco, and Topco may change its address or email address for notices and other communications hereunder by notice to the Rollover Investor, as applicable, in accordance with this Section 12. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (ii) immediately upon delivery by hand or by email transmission. Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.

Section 13.         Binding Effect; Assignment All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by (a) the Rollover Investor without the prior written consent of Topco or (b) Topco without the prior written consent of the Rollover Investor.

Section 14.         Counterparts This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A signed copy of this Agreement delivered by email or other means of electronic transmission (such as by electronic mail in “.pdf” form) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 15.           Entire Agreement This Agreement and the Merger Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings with respect thereto, both written and oral.

Section 16.          Termination of this Agreement This Agreement shall terminate and no longer have any force or effect upon the mutual written consent of Topco and the Rollover Investor and this Agreement shall terminate automatically, without any action of the parties hereto, (i) upon valid termination of the Merger Agreement in accordance with its terms without the occurrence of the consummation of the transactions contemplated thereby, (ii) upon written notice from Topco to the Rollover Investor, following reasonable good faith consultation with the Rollover Investor, of the reasonably likely failure to obtain any Transaction Approvals prior to the earlier of (A) the Termination Date (as it may be extended pursuant to the Merger Agreement) or (B) consummation of the Merger, and (iii) pursuant to Section 17(b); provided that the provisions set forth in Section 9 through Section 15, Section 18, Section 19, and Section 21 through Section 26 shall survive the termination of this Agreement; and provided further that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at Law or in equity) against any other party hereto for that party’s willful breach of this Agreement that may have occurred on or before such termination.

Section 17.
Action under the Merger Agreement.

(a)
In no event shall Topco, without the prior written consent of the Rollover Investor, amend the Merger Agreement in a manner that would increase the Per Share Price (or change the form of the Per Share Price). The Rollover Investor shall be deemed to have objected to any amendment of the Merger Agreement contemplated by this Section 17 unless the Rollover Investor consents thereto in writing within three (3) Business Days of receiving written notice of such proposed amendment from Topco.

(b)
Notwithstanding the foregoing, Topco may make any such amendment or waiver pursuant to clause (a) above without the consent of the Rollover Investor but if the Rollover Investor refuses to approve such amendment or waiver within the time period specified in clause (a), then this agreements shall be automatically terminated in accordance with Section 16.

Section 18.         Specific Performance The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled under this Agreement or otherwise at Law or in equity, without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach of this Agreement.

Section 19.         No Third Party Beneficiaries This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit, priority or interest in, under or because of the existence of, this Agreement.

Section 20.          Further Assurances Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

Section 21.         Severability In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 22.        Amendment This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

Section 23.
Expenses. In the event the Merger and Rollover are consummated, Parent or the Surviving Corporation will bear all reasonable and documented fees, expenses and disbursements of legal or tax advisors engaged by or on behalf of the Rollover Investor, solely to the extent in connection with the separate representation of the Rollover Investor in connection with the transactions contemplated by this Agreement and otherwise subject to the terms and conditions as set forth on Schedule 2, which Parent or the Surviving Corporation shall pay or cause to be paid only at the Contribution Closing upon the consummation of the Rollover. In the event that the Merger and Rollover are not consummated, each party to this Agreement will bear its own fees and expenses, including fees, expenses and disbursements of legal, financial, tax, accounting, advisory, valuation or other advisors or consultants.

Section 24.
No Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to the Rollover Investor solely in its capacity as a stockholder of the Company and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of the Rollover Investor or any of its Affiliates or Representatives from taking any action in his or her capacity as a director, officer or employee of the Company, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 25.
Non-Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Rollover Investor or any of its successors or permitted assignees may be a partnership, limited liability company or similar domestic or foreign entity, Topco by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person other than the Rollover Investor and its successors and permitted assignees shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under this Agreement, the Merger Agreement, or any documents or instruments delivered in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager or employee of the Rollover Investor (or any of its successors or assignees), against any former, current or future general or limited partner, manager, equityholder or member of the Rollover Investor (or any of its successors or assignees) or any Affiliate or related party thereof or against any former, current or future director, officer, agent, employee, Affiliate, related party, assignee, general or limited partner, equityholder, manager or member of any of the foregoing (each, other than the Rollover Investor and its successors and permitted assignees, an “Investor Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Rollover Investor against the Investor Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. The parties hereto expressly agree and acknowledge that no liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Investor Affiliate, as such, for any obligations of the Rollover Investor under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Section 26.
Non-Survival of Representations and Warranties. The representations, warranties and covenants contained herein shall not survive the earlier of the Effective Time and the termination of this Agreement, except that any covenants that by their terms require performance following the Effective Time shall survive the Effective Time in accordance with their respective terms or until fully performed.

Section 27.
Public Announcements. Except upon the express and specific written consent of the Rollover Investor, neither Topco nor any of its Affiliates will make any use of the name of, nor refer to its relationship with, the Rollover Investor and/or any of its Affiliates in any press release or other public announcement or in any publicity, marketing materials or other public relations material, in each case solely to the extent distributed publicly, except to the extent that disclosure of the identity of the Rollover Investor, its holding of the Topco Units and/or the nature of its commitments and obligations under this Agreement may be required by the SEC or other Governmental Authority, and provided, that in such event Topco shall provide the Rollover Investor and its counsel reasonable advance notice of such disclosure, the basis therefor and the opportunity to review and comment thereon, shall give reasonable consideration to any such comments prior to any such disclosures being made public, and shall disclose the minimum information necessary to comply with the applicable SEC and/or Governmental Authority requirement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

TOPCO:

GAIA PURCHASER PARENT, LLC

By:	/s/ Alexander Taubman

Name:	Alexander Taubman
Title:	President and Chief Executive Officer

[Signature Page to Rollover Agreement]

ROLLOVER INVESTOR:

QIA RETAIL HOLDING LLC

By:	/s/ Mohammed Yaser Al-Mosallam
Name:	Mohammed Yaser Al-Mosallam
Title:	Director

Address: Ooredoo Tower (Building 14)
Al Dafna Street (Street 801)
Al Dafna (Zone 61)
Doha, Qatar

Attn:	Head of Retail and Consumer
Email: notices.retail_consumer@qia.qa

with copies to:
notices.m&a@qia.qa, and
notices.legal@qia.qa

[Signature Page to Rollover Agreement]

Schedule 1

Name	Rollover Shares	Value of Rollover Shares / Exchange Units
QIA Retail Holding LLC	34,210,526 (or such lower number of shares equal to the value of the Exchange Units divided by $9.50 per share)	$325,000,000 (or such lower amount solely to the extent required to achieve a 9.9% common equity ownership in Topco on a fully diluted basis)

Schedule 2

The aggregate amount of fees, expenses and disbursements payable by Parent or the Surviving Corporation to Rollover Investor pursuant to Section 23 shall not exceed $1,000,000.

Exhibit A

TOPCO LLCA TERM SHEET

[To be attached]

Exhibit B

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Gaia Purchaser Parent, LLC, a Delaware limited liability company (“Topco”), [ ● ] ([ ● ]) shares of Class A Common Stock, par value $0.0001 (the “Purchased Securities”) of Global Business Travel Group, Inc., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company, and hereby irrevocably constitutes and appoints the Secretary of the Company attorneyinfact to sell, assign, and transfer the Purchased Securities on the books of the Company to Topco, and to take all necessary and appropriate action to effect any such sale, assignment, or transfer, with full power of substitution in the premises.

Dated: ___________, 2026

[ROLLOVER INVESTOR]

By:
Name:
Title: